As filed with the Securities and Exchange Commission on April 21, 1998.

                                                      Registration No. 333-46067
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------


                               AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                 --------------

                                  MASTEC, INC.
             (Exact name of registrant as specified in its charter)

                                 --------------



             DELAWARE                         1623                     59-1259279
(State or other jurisdiction of    (Primary Standard Industrial     (I.R.S. Employer
 incorporation or organization)      Classification Code Number)    Identification No.)

                              3155 N.W. 77TH AVENUE
                              MIAMI, FL 33122-1205
                                 (305) 599-1800
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                 --------------

                              JOSE M. SARIEGO, ESQ.
                     SENIOR VICE PRESIDENT - GENERAL COUNSEL
                                  MASTEC, INC.
                              3155 N.W. 77TH AVENUE
                              MIAMI, FL 33122-1205
                                 (305) 599-2314
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   COPIES TO:
                              STEVEN D. RUBIN, ESQ.
                         STEARNS WEAVER MILLER WEISSLER
                           ALHADEFF & SITTERSON, P.A.
                       150 WEST FLAGLER STREET, SUITE 2200
                              MIAMI, FLORIDA 33130
                                 (305) 789-3517

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ] If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.[X]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]
If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]



         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

PROSPECTUS


                                 209,000 SHARES


                                  MASTEC, INC.

                                  COMMON STOCK


         This Prospectus relates to (i) the proposed sale from time to time by certain selling securityholders (the "Selling Stockholders") of an aggregate of up to 90,000 shares (the "Shares") of Common Stock, $.10 par value (the "Common Stock"), of MasTec, Inc., a Delaware corporation (together with its subsidiaries, the "Company"), and (ii) the issuance by the Company to certain other selling securityholders (the "Option Holders") and the proposed sale from time to time by such Option Holders of an aggregate of up to 119,000 shares of Common Stock (the "Option Shares") upon the exercise of certain outstanding stock options (the "Stock Options"), in the amount and in the manner and on terms and conditions described in this Prospectus. The Selling Stockholders may sell the Shares and the Option Holders may sell the Option Shares on the New York Stock Exchange or on one or more other exchanges, in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Stockholders and Option Holders may effect such transactions by selling the Shares or Option Shares, as the case may be, to or through agents, dealers or underwriters designated from time to time and such agents, dealers or underwriters may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or Option Holders and/or the purchasers of Shares or Option Shares for whom they may act as agent or to whom they may sell as principals, or both. See "Plan of Distribution" and "Selling Stockholders and Option Holders." The Company will not receive any of the proceeds from the sale of the Shares or the Option Shares but will receive proceeds upon the exercise of the Stock Options. See "Use of Proceeds."

         The Common Stock is traded on the New York Stock Exchange under the symbol MTZ. On April 21, 1998, the closing sale price of the Common Stock on the New York Stock Exchange was $10 5/8 per share.


         SEE "RISK FACTORS" ON PAGE 4 FOR A DISCUSSION OF CERTAIN RISKS ASSOCIATED WITH AN INVESTMENT IN THE COMMON STOCK.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
          THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
                THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     --------------------------------------

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE THE SECURITIES OFFERED BY THIS PROSPECTUS IN ANY JURISDICTION IN WHICH, OR TO OR FROM ANY PERSON TO OR FROM WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER, OR SOLICITATION OF AN OFFER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED PURSUANT TO THIS PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROSPECTUS OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                 The date of this Prospectus is April ___, 1998.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----


Available Information.......................................................   2
Information Incorporated by Reference.......................................   3
The Company.................................................................   4
Risk Factors................................................................   4
Use of Proceeds.............................................................   8
Selling Stockholders and Option Holders.....................................   8
Plan of Distribution........................................................   9
Legal Matters...............................................................  10
Experts.....................................................................  10



                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Such information is also available to the public from commercial documents on the internet web site monitored by the Commission at http:\\www.sec.gov. The Common Stock is listed on the New York Stock Exchange under the symbol "MTZ." Reports, proxy and information statements and other information concerning the Company can also be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         This Prospectus constitutes part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") and does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and to the exhibits and schedules thereto. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and such statement is qualified in its entirety by such reference.

                      INFORMATION INCORPORATED BY REFERENCE


         The following documents, previously filed by the Company with the Commission pursuant to the Exchange Act (Commission File No. 0-3797), are incorporated herein by reference:

         The Company's Annual Report on Form 10-K for the year ended December 31, 1997, filed with the Commission on March 31, 1998 (the "1997 10-K");

         The Company's Current Report on Form 8-K, dated January 14, 1998, filed with the Commission on January 20, 1998, its Current Report on Form 8-K, dated January 26, 1998, filed with the Commission on February 2, 1998, and its Current Report on Form 8-K, dated February 3, 1998, filed with the Commission on February 20, 1998;

         The portions of the Company's definitive Proxy Statement for its 1998 Annual Meeting of Stockholders dated April 14, 1998 that have been incorporated by reference into the 1997 10-K and was filed with the Commission on Schedule 14A on April 14, 1998; and

         The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on February 10, 1997, and any amendment or report filed for the purpose of updating such description.


         Each document filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this Prospectus but prior to the termination of the offering to which this Prospectus relates, shall be deemed to be incorporated by reference into this Prospectus and made a part of this Prospectus from the date any such document is filed. Any statements contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) specifically modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Prospectus except as so modified or superseded.

         THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON TO MASTEC, INC., 3155 N.W. 77TH AVENUE, SUITE 135, MIAMI, FLORIDA 33122-1205, TELEPHONE (305) 599-1800, ATTENTION: NANCY J. DAMON, CORPORATE SECRETARY, A COPY OF ANY OR ALL OF THE DOCUMENTS DESCRIBED ABOVE (OTHER THAN EXHIBITS TO SUCH DOCUMENTS) THAT HAVE BEEN INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

                                   THE COMPANY


         The Company is one of the world's largest contractors specializing in the design, installation and maintenance of infrastructure for the telecommunications and other utilities industry. The Company's business consists of the installation of aerial and underground copper, coaxial and fiber optic cable networks as well as wireless antenna networks ("outside plant services"). The Company believes it is the largest independent contractor for these systems in the United States and Spain, and one of the largest in Argentina, Brazil, Chile and Peru. The Company also installs central office switching equipment, and designs, installs and maintains integrated voice, data and video local and wide area networks inside buildings ("inside wiring"). Clients for the Company's services include major domestic and international telecommunication service providers such as the regional bell operating companies ("RBOCs"), other incumbent and competitive local exchange carriers, cable television operators, long-distance operators and wireless phone companies. The Company's principal executive offices are located at 3155 N.W. 77th Avenue, Miami, Florida, 33122, and its telephone number is (305) 599-1800. For further information about the business and operations of the Company, reference is made to the Company's reports incorporated by reference. See "Information Incorporated by Reference."


                                  RISK FACTORS

         THIS PROSPECTUS AND OTHER REPORTS AND STATEMENTS FILED BY THE COMPANY FROM TIME TO TIME WITH THE COMMISSION (COLLECTIVELY, "COMMISSION FILINGS") CONTAIN OR MAY CONTAIN FORWARD-LOOKING STATEMENTS, SUCH AS STATEMENTS REGARDING THE COMPANY'S GROWTH STRATEGY AND ANTICIPATED TRENDS IN THE INDUSTRIES AND ECONOMIES IN WHICH THE COMPANY OPERATES. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE COMPANY'S CURRENT EXPECTATIONS AND ARE SUBJECT TO A NUMBER OF RISKS, UNCERTAINTIES AND ASSUMPTIONS RELATING TO THE COMPANY'S OPERATIONS AND RESULTS OF OPERATIONS, COMPETITIVE FACTORS, SHIFTS IN MARKET DEMAND, AND OTHER RISKS AND UNCERTAINTIES, INCLUDING IN ADDITION TO THOSE DESCRIBED BELOW AND ELSEWHERE IN THIS PROSPECTUS OR ANY COMMISSION FILING, UNCERTAINTIES WITH RESPECT TO CHANGES OR DEVELOPMENTS IN SOCIAL, BUSINESS, ECONOMIC, INDUSTRY, MARKET, LEGAL AND REGULATORY CIRCUMSTANCES AND CONDITIONS AND ACTIONS TAKEN OR OMITTED TO BE TAKEN BY THIRD PARTIES, INCLUDING THE COMPANY'S CONTRACTORS, CUSTOMERS, SUPPLIERS, COMPETITORS, STOCKHOLDERS, LEGISLATIVE, REGULATORY AND JUDICIAL AND OTHER GOVERNMENTAL AUTHORITIES. SHOULD ONE OR MORE OF THESE RISKS OR UNCERTAINTIES MATERIALIZE, OR SHOULD THE UNDERLYING ASSUMPTIONS PROVE INCORRECT, ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM RESULTS EXPRESSED OR IMPLIED IN ANY FORWARD-LOOKING STATEMENTS MADE BY THE COMPANY IN THIS PROSPECTUS OR ANY COMMISSION FILING. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE THESE FORWARD-LOOKING STATEMENTS TO REFLECT FUTURE EVENTS OR CIRCUMSTANCES. THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE MAKING AN INVESTMENT IN THE COMMON STOCK.


DEPENDENCE ON KEY CUSTOMERS AND RISKS ASSOCIATED WITH THE TELECOMMUNICATIONS INDUSTRY AND TECHNOLOGICAL CHANGE

         The Company derives a substantial portion of its revenue from providing telecommunications infrastructure services to Telefonica de Espana, S.A. ("Telefonica") and its affiliates, BellSouth Telecommunications, Inc. ("BellSouth") and Telecomunicacoes Brasileiras S.A. ("Telebras"), the Brazilian government-owned telecommunications system. For the year ended December 31, 1996, approximately 31% and 13%, of the Company's revenue was derived from services performed for Telefonica and BellSouth, respectively. For the year ended December 31, 1997, approximately 26%, 12% and 11% of the Company's revenue was derived from services performed for Telefonica, BellSouth and Telebras, respectively. The Company anticipates that it will continue to derive a significant portion of its revenue from services performed for Telefonica and its affiliates, BellSouth and Telebras. The loss of any of these customers or a significant reduction in the amount of business generated by these customers could have a material adverse effect on the Company's results of operations.


         In addition, there are a number of factors that could adversely affect these and the Company's other customers and their ability or willingness to fund capital expenditures in the future, which in turn could have a material adverse effect on the Company's results of operations. These factors include the potential adverse nature of, or the uncertainty caused by, changes in governmental regulation, technological changes, increased competition, adverse financing conditions for the industry and economic conditions generally. Further, the volume of work awarded under contracts with the Company's public utility customers is subject to periodic appropriations during the term of the contract, and a failure by the customer to receive sufficient appropriations could result in a reduction in the volume of work under these contracts or a delay in payments, which in turn could negatively affect the Company. The telecommunications industry is subject to rapid changes in technology. Wireline systems used for the transmission of video, voice and data are subject to potential displacement by various technologies, including wireless technologies. In addition, the demand for the Company's services could be adversely affected in the event that alternative technologies are developed and implemented that enable telecommunications providers or other organizations to provide enhanced telecommunications services without significantly upgrading their existing networks.


CANCELLATION CLAUSES IN CONTRACTS; FAILURE TO WIN PUBLIC BIDS

         Many of the Company's contracts with its customers, including most of its master contracts and contracts with its public utility customers, are subject to cancellation by the customer without notice or on relatively short notice, typically 90 to 180 days, even if the Company is not in default under the contract. There can be no assurance that the Company's customers will not terminate the Company's contracts pursuant to these termination clauses even if the Company is in compliance with the contract. Many of the Company's contracts, including master contracts, also are opened to public bid at the expiration of the contract term, and there can be no assurance that the Company will be the successful bidder on existing contracts that come up for bid. Cancellation of a significant number of contracts by the Company's customers or the failure of the Company to win a significant number of existing contracts upon re-bid could have a material adverse effect on the Company.


SUBSTANTIAL LEVERAGE AND ABILITY TO SERVICE DEBT; INCREASED VULNERABILITY TO ADVERSE ECONOMIC CONDITIONS

         In February 1998, the Company issued $200.0 million of its 7 3/4% Senior Subordinated Notes due 2008 (the "Notes") pursuant to an Indenture between the Company and First Trust National Association, as trustee. A portion of the net proceeds from the issuance of the Notes was used to repay approximately $82.4 million of outstanding indebtedness under the Company's $125.0 million revolving credit facility (the "Credit Facility"). At December 31, 1997, after giving pro forma effect to the issuance of the Notes and the application of the net proceeds therefrom, the Company would have had approximately $266.1 million in total indebtedness and approximately $121.5 million of available borrowings under the Credit Facility. In addition, subject to certain restrictions set forth in the Indenture, the Company may incur additional indebtedness in the future for acquisitions, capital expenditures and other corporate purposes. Interest expense for 1997 was approximately $11.9 million. Interest expense will increase as a result of the issuance of the Notes, with annual interest expense on the Notes alone equalling $15.5 million per year. The Company's level of indebtedness will have several important effects on its future operations, including, without limitation, (i) a portion of the Company's cash flow from operations must be dedicated to the payment of interest and principal on its indebtedness, (ii) the Company's leveraged position will increase its vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure, and (iii) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate and other purposes may be limited. The Company's ability to meet its debt service obligations and to reduce its total indebtedness will be dependent upon the Company's future performance, which will be subject to general economic conditions, industry cycles and financial, business and other factors affecting the operations of the Company, many of which are beyond its control. There can be no assurance that the Company's business will continue to generate cash flow at or above current levels. If the Company is unable to generate sufficient cash flow from operations in the future to service its debt, it may be required, among other things, to seek additional financing in the debt or equity markets, to refinance or restructure all or a portion of its indebtedness, to sell selected assets or to reduce or delay planned capital expenditures or acquisitions. There can be no assurance that any such measures would be sufficient to enable the Company to service its debt or that any such financing, refinancing or sale of assets would be available on economically favorable terms.


RESTRICTIONS IMPOSED BY CREDIT FACILITY AND INDENTURE

         The Credit Facility and the Indenture contain a number of covenants that restrict the ability of the Company to, among other things, dispose of assets, merge or consolidate with another entity, incur additional indebtedness, create liens, make capital expenditures, pay dividends or make other investments or acquisitions. The Credit Facility also contains requirements that the Company maintain certain financial ratios and restricts the ability of the Company to prepay the Company's other indebtedness. The ability of the Company to comply with such provisions may be affected by events that are beyond the Company's control. The breach of any of these covenants could result in a default under the Credit Facility and the Indenture and a subsequent acceleration of such indebtedness. In addition, as a result of these covenants, the ability of the Company to respond to changing business and economic conditions and to secure additional financing, if needed, may be restricted significantly, and the Company may be prevented from engaging in transactions that might otherwise be considered beneficial to the Company.

RISK INHERENT IN GROWTH STRATEGY

         The Company has grown rapidly through the acquisition of other companies and its growth strategy is dependent in part on additional acquisitions. The Company anticipates that it will make additional acquisitions and is actively seeking and evaluating new acquisition candidates. There can be no assurance that the Company will be able to continue to identify and acquire appropriate businesses or obtain financing for acquisitions on satisfactory terms or that acquired companies will perform as expected. The Company's growth strategy presents the risks inherent in assessing the value, strengths and weaknesses of growth opportunities, in evaluating the costs and uncertain returns of expanding the operations of the Company and in integrating existing operations with new acquisitions. Future competition for acquisition candidates could raise prices for these targets and lengthen the time period required to recoup the Company's investment. The Company's growth strategy also assumes there will be a significant increase in demand for telecommunications and other infrastructure services, which may not materialize. The Company's anticipated growth may place significant demands on the Company's management and its operational, financial and marketing resources. The Company's operating results could be adversely affected if it is unable to integrate and manage acquired companies successfully. Future acquisitions by the Company could also result in the incurrence of additional debt and contingent liabilities, and amortization expenses related to goodwill and other intangible assets, which could materially adversely affect the Company's financial condition and results of operations.

RISK OF FOREIGN OPERATIONS


         During 1996 and 1997, approximately 37% and 40%, respectively, of the Company's revenue was derived from international operations. Some of the countries in which the Company conducts business have, in the past, experienced political, economic or social instability, including expropriations, currency devaluations, hyper-inflation, confiscatory taxation or other adverse regulatory or legislative developments, or have limited the repatriation of investment income, capital and other assets. There can be no assurance that some of these circumstances will not occur in the future or that, if they occur, they will not have a material adverse effect on the Company's financial condition and results of operations.

         The Company conducts business in several foreign currencies that are subject to fluctuations in the exchange rate relative to the U.S. dollar. The Company's results of operations from foreign activities are translated into U.S. dollars at the average prevailing rates of exchange during the period reported, which average rates may differ from the actual rates of exchange in effect at the time of actual conversion into U.S. dollars. The Company monitors its currency exchange risk but currently does not hedge against this risk. At December 31, 1997, the Company had recorded a $3.5 million cumulative negative currency translation adjustment on its balance sheet to account for currency fluctuations in the foreign countries in which it does business. There can be no assurance that currency exchange fluctuations will not adversely affect the Company's financial condition or results of operations. Additionally, although the Company currently has no plans to repatriate significant earnings from its international operations, there is no assurance that the Company could repatriate such earnings without incurring significant tax liabilities.

SINTEL LABOR RELATIONS


         In April 1996, the Company purchased Sistemas e Instalaciones de Telecomunicacion, S.A. ("Sintel"), a company engaged in telecommunications infrastructure construction services in Spain, Argentina, Chile and Peru, from Telefonica. Substantially all of Sintel's work force in Spain is unionized. On September 3, 1997, Sintel filed a petition with the Spanish labor authorities to approve a restructuring of Sintel's work force. Following the filing of this labor petition, Sintel's labor unions commenced half-day work stoppages which continued through the first week of October 1997. In March 1998, Sintel entered into a definitive collective bargaining agreement with its unions providing for the reduction of its workforce, reductions in certain non-wage compensation and increases in productivity benchmarks. The agreement also contemplates an increase in base wage rates for remaining union workers. Any future work stoppages or the failure to negotiate future labor agreements on competitive terms could have a material adverse effect on Sintel and on the Company's results of operations.


DEPENDENCE ON LABOR FORCE

         The Company's business is labor intensive with high employee turnover in many operations. The low unemployment rate in the United States has made it more difficult to find qualified personnel at low cost in some areas where the Company operates. Shortages of labor or increased labor costs could have a material adverse effect on the Company's operations. There can be no assurance that the Company will be able to continue to hire and retain a sufficient labor force of qualified persons.

DEPENDENCE ON SENIOR MANAGEMENT


         The Company's businesses are managed by a small number of key executive officers, including Jorge Mas, the Company's President and Chief Executive Officer. The loss of services of certain of these executives could have a material adverse effect on the Company. The Company does not maintain key person life insurance on the lives of any of its executives. The Company's growth strategy also is dependent on its ability to hire and retain additional qualified management personnel. There can be no assurance that the Company will be able to hire and retain such personnel.


COMPETITION

         The industry in which the Company competes is highly competitive and fragmented. The Company competes with a number of contractors in the markets in which it operates, ranging from small independent firms servicing local markets to larger firms servicing regional markets, as well as with large national and international equipment vendors on turn-key projects who subcontract construction work to contractors other than the Company. These equipment vendors typically are better capitalized and have greater resources than the Company. There are relatively few barriers to entry into these markets and, as a result, any business that has access to persons who possess technical expertise and adequate financing may become a competitor of the Company. Because of the highly competitive bidding environment in the United States for the services provided by the Company, the price of a contractor's bid is often the deciding factor in determining whether such contractor is awarded a contract for a particular project. Internationally, the Company expects that there will be increasing price competition as a result of privatization and deregulation of previously monopolistic markets. There can be no assurance that the Company's competitors will not develop the expertise, experience and resources to provide services that achieve greater market acceptance or that are superior in both price and quality to the Company's services, or that the Company will be able to maintain and enhance its competitive position. In addition, many turn-key infrastructure projects require vendor-financing, and there can be no assurance that the Company will be able to provide such financing on satisfactory terms or at all.

         The Company also faces competition from the in-house service organizations of RBOCs and other customers and potential customers, which employ personnel who perform some of the same types of services as those provided by the Company. The Company's growth strategy is dependent in part on increased outsourcing by these customers of their infrastructure construction work. There can be no assurance that existing or prospective customers of the Company will continue to outsource telecommunication or other infrastructure services or increase their outsourcing of these services in the future.

CONTROLLING STOCKHOLDERS

         Jorge Mas, the Company's President and Chief Executive Officer, together with other family members beneficially own more than 50% of the outstanding shares of Common Stock of the Company. Accordingly, they have the power to control the affairs of the Company.

VOLATILITY OF STOCK PRICE

         The Company's Common Stock has experienced significant price and volume fluctuations. Future announcements concerning the Company or its competitors or customers as well as general economic, political and market conditions may cause the market price of the Common Stock to fluctuate significantly. There can be no assurance that these fluctuations will not occur in the future or that the market price for the Common Stock will not decline below its current market price.

ANTI-TAKEOVER PROVISIONS

         The Company's certificate of incorporation and bylaws and certain provisions of the Delaware General Corporation Law may make it difficult to effect a change in control of the Company and replace incumbent management. The existence of these provisions may have a negative impact on the price of the Common Stock, may discourage third party bidders from making a bid for the Company, or may reduce any premiums paid to stockholders for their Common Stock. In addition, the Board of Directors of the Company has the authority to fix the rights and preferences of, and to issue shares of, the Company's preferred stock, and to take other actions that may have the effect of delaying or preventing a change of control of the Company without the action of its stockholders.

                                 USE OF PROCEEDS


         In the event that the Stock Options are exercised in full, the Company will receive proceeds of approximately $2.5 million, before deducting related expenses. The Company will use the proceeds received from the exercise of the Stock Options for general corporate purposes. After exercise of the Stock Options, the Option Shares will be offered solely by the Option Holders and none of the proceeds of the sale thereof will be received by the Company. The Company will not receive any of the proceeds from the sale of the Shares.


                     SELLING STOCKHOLDERS AND OPTION HOLDERS


         The following table sets forth (i) the name of each Selling Stockholder and the number of shares of Common Stock owned by such Selling Stockholder as of April 6, 1998 and the number of Shares offered hereby and (ii) the name of each Option Holder and the number of shares of Common Stock owned by such Option Holder as of April 6, 1998 and the number of Option Shares issuable upon exercise of the Stock Options and offered hereby. All of the Common Stock being registered under this Registration Statement were issued to directors or key employees of the Company as compensation for services, but were not eligible for inclusion under the Company's Form S-8 registration statements pertaining to the Company's 1994 Stock Incentive Plan or 1994 Stock Option Plan for Non-Employee Directors.

                                                                                                  SHARES OF COMMON STOCK
                                                                                                    STOCK ISSUABLE UPON
                                                                           SHARES OF                 EXERCISE OF STOCK
NAME OF SELLING STOCKHOLDER         NUMBER OF SHARES OF COMMON           COMMON STOCK                 OPTIONS OFFERED
    OR OPTION HOLDER                      STOCK OWNED (1)               OFFERED HEREBY                     HEREBY
---------------------------         --------------------------          --------------            ----------------------

Arthur B. Laffer(2)                          150,159   (3)                   90,000                               0

Henry ("Hank") N. Adorno(4)                   15,000                                                        100,000

Joel-Tomas Citron (2)                            159                                                         10,000

Robert W. Pine                                41,332                                                          4,500

Austin J. Shanfelter                          62,638                                                          4,500

--------------------
(1) Represents, in each case, less than 1% of the Company's outstanding Common Stock as of April 6, 1998.
(2)      Messrs. Laffer and Citron are Directors of the Company.
(3) Sixty thousand of Mr. Laffer's Shares are covered by currently exercisable options granted by the Company to acquire Common Stock at an exercise price of $3.833 per share. The shares of Common Stock issued to Mr. Laffer were not registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance on an exemption offered by Section 4(2) of the Securities Act.
(4)      Mr. Adorno is the Executive Vice President and Special Counsel of the
         Company.


         Because the Selling Stockholders and Option Holders may offer all, a portion or none of the Shares or Option Shares, as the case may be, pursuant to this Prospectus, no estimate can be given as to the number of shares of Common Stock that will be held by the Selling Stockholders or Option Holders upon termination of such offering.

         The Company has agreed to pay all fees and expenses incident to the registration of the Shares owned by the Selling Stockholders and the issuance of the Option Shares to the Option Holders under the Securities Act, including all registration and filing fees, all fees and expenses of complying with state blue sky or securities laws, all costs of preparation of the Registration Statement, and reasonable fees and disbursements of counsel for the Company and its independent public accountants.

                              PLAN OF DISTRIBUTION

         The Selling Stockholders and Option Holders or their respective pledgees, donees, transferees or other successors in interest may sell the Shares or Option Shares, as the case may be, in transactions on the New York Stock Exchange or on one or more other exchanges, in the over-the-counter market, at prices and on terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Selling Stockholders or Option Holders may effect such transactions by selling the Shares or Option Shares, as the case may be, to or through agents, dealers or underwriters designated from time to time, and such agents, dealers or underwriters may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders or Option Holders or the purchasers of Shares or Option Shares, as the case may be, for whom they may act as agent or to whom they sell as principals, or both. The Shares and Option Shares may be sold by one or more of the following methods: (a) a block trade in which the broker or dealer engaged will attempt to sell the Shares or Option Shares, as the case my be, as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Stockholders or Option Holders may arrange for other brokers or dealers to participate. The Selling Stockholders or Option Holders and any agents, dealers or underwriters that act in connection with the sale of Shares or Option Shares might be deemed to be "underwriters" for purposes of the Securities Act, and any discount or commission received by them and any profit on the resale of Shares or Option Shares, as the case may be, as principal might be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any Shares or Option Shares covered by this Prospectus that qualify for resale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this Prospectus.

         To the extent required, the number of Shares or Option Shares to be sold, the purchase price and public offering price, the name or names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offering will be set forth in a supplement to this Prospectus to be filed with the Commission pursuant to Rule 424 under the Securities Act.

                                  LEGAL MATTERS

         The validity of the shares of Common Stock offered in this Prospectus will be passed upon for the Company by Jose M. Sariego, Senior Vice President and General Counsel of the Company.

                                     EXPERTS


         The consolidated balance sheets as of December 31, 1997 and 1996 and the consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996, incorporated by reference in this Prospectus, have, to the extent and for the periods indicated in their reports, been incorporated herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, and Arthur Andersen LLP, independent accountants given on the authority of said firms as experts in accounting and auditing.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following sets forth expenses and costs payable by the Company (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities described in this Registration Statement. All amounts are estimated except for the Commission registration fee.

                                                                   AMOUNT
                                                                   ------

Registration fee under Securities Act                             $ 4,002
Legal fees and expenses
Accounting fees and expenses
Miscellaneous expenses                                              _______
         Total                                                    $
                                                                  =========
ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company's Amended and Restated Certificate of Incorporation (the "Certificate") provides that the Company shall indemnify to the fullest extent authorized by the Delaware General Corporation Law (the "DGCL"), each person who is involved in any litigation or other proceeding because such person is or was a director or officer of the Company, against all expense, loss or liability reasonably incurred or suffered in connection therewith. The Company's By-laws provide that a director or officer may be paid expenses incurred in defending any proceeding in advance of its final disposition upon receipt by the Company of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to indemnification.

         Section 145 of the DGCL permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reason to believe his conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be made only for expenses, actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

         Pursuant to Section 102(b)(7) of the DGCL, the Company's Certificate eliminates the liability of a director to the corporation or its stockholders for monetary damages for such breach of fiduciary duty as a director, except for liabilities arising (a) from any breach of the director's duty of loyalty to the corporation or its stockholders, (b) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under
Section 174 of the DGCL, or (d) from any transaction from which the director derived an improper personal benefit.

         The Company has obtained primary and excess insurance policies insuring the directors and officers of the Company and its subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under such policies, the insurer, on behalf of the Company, may also pay amounts for which the Company has granted indemnification to the directors or officers.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

The following documents are filed as exhibits to this Registration Statement:

5.1 Opinion of Jose M. Sariego, Senior Vice President and General Counsel of the Company*

23.1     Consent of Coopers & Lybrand L.L.P.


23.2     Consent of Arthur Andersen LLP.

23.3     Consent of Jose M. Sariego (included in Exhibit 5.1 above)*

24.1     Power of attorney*

------------------------
* Previously filed.


ITEM 17.  UNDERTAKINGS.

         The undersigned Registrant hereby undertakes: (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement; (b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof; and (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on April 21, 1998.


                                   MASTEC, INC.


                                   /S/ EDWIN D. JOHNSON
                                   ---------------------------------------------
                                   Edwin D. Johnson
                                   Senior Vice President-Chief Financial Officer (Principal Financial and Accounting Officer)



         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                                                     TITLE                                       DATE
---------                                                     -----                                       ----

/S/ JORGE MAS
------------------------------------        Chairman of the Board of Directors,         April 21, 1998
Jorge Mas                                   President and Chief Executive Officer
                                            (Principal Executive Officer)

   *
------------------------------------        Director                                    April 21, 1998
Eliot C. Abbott



------------------------------------        Director
Joel-Tomas Citron

   *
------------------------------------        Director                                    April 21, 1998
Arthur B. Laffer


   *
------------------------------------        Director                                    April 21, 1998
Jose S. Sorzano



* By:/S/ JOSE M. SARIEGO
     -------------------------------
       (Attorney-in-Fact pursuant to
         Power or Attorney)

                                  EXHIBIT INDEX

       EXHIBIT                          DESCRIPTION
       -------                          -----------

         23.1     Consent of Coopers & Lybrand L.L.P.

         23.2     Consent of Arthur Andersen LLP.